EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We have issued our report dated January 4, 2005, except for Note 10 as to which the date is January 12, 2005, accompanying the financial statements and schedule included in the Annual Report of CopyTele, Inc. on Form 10-K/A for the year ended October 31, 2004. Our report, which expresses an unqualified opinion, contains an explanatory paragraph that states CopyTele, Inc. incurred a net loss during the year ended October 31, 2004, and, as of that date, has an accumulated deficit, and among other factors raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. We hereby consent to the incorporation by reference of said report in the Registration Statements of CopyTele, Inc. on Forms S-8 (Registration Nos. 33-72716, 33-62381, 333-16933, 333-53416, 333-69650, 333-99717, 333-105012 and 333-120333).


/s/ GRANT THORNTON LLP
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Melville, New York
January 4, 2005, except for Note 10 as to
   which the date is January 12, 2005